Exhibit 3.1.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FIRST TRADE UNION BANCORP INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of First Trade Union Bancorp Inc. resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing Article 4, Section 4.1 thereof so that, as amended, said Section shall be and read as follows:

“4.1 Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is twelve million (12,000,000) shares, of which ten million (10,000,000) of such shares shall be common stock, having a par value of $0.0001 per share (“Common Stock”), and two million (2,000,000) of such shares shall be preferred stock, having a par value of $0.0001 per share (“Preferred Stock”). As of 5 p.m., Eastern time, on August 7, 2014, each share of Common Stock outstanding shall be automatically, and with no further action by the holder of such share, split into ten shares of Common Stock.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the stockholders of said corporation unanimously approved said amendment by written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware and the bylaws of said corporation.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 7th day of August, 2014.

By:	/s/ Michael A. Butler
Authorized Officer
Title:	President and Chief Executive Officer
Name:	Michael A. Butler